CONTRACT PACKAGING AGREEMENT

Terms and Conditions

THIS PRIVATE LABEL MANUFACTURING AGREEMENT is made and entered into this 22nd day of February, 2005, by and between **SUMMIT LABORATORIES, INC.**, an Illinois corporation located at 17010 South Halsted Street, Harvey, Illinois, 60426 ("Manufacturer") and **nvVaa World Healthcare Products, Ltd.**, a Canadian corporation, located at 3018 Schaeffer Road, P.O. Box 335, Falkland, BC V0E 1W0 Canada ("Buyer").

WITNESSETH:

WHEREAS, Manufacturer is in the business of manufacturing and packaging various types of cosmetic and beauty items for purchasers, which items are then distributed by such purchasers under their private labels or the labels of their customers; and

WHEREAS, Buyer is such a purchaser and desires that Manufacturer manufacture and/or package, for Buyer, the "Products" for distribution in the United States and Mexico as described on Exhibit "A", which is attached to this Agreement and made a part hereof; and

WHEREAS, Manufacturer will be the exclusive manufacturer for all Products for Buyer which are listed on Exhibit "A" for the Term of this Agreement; and

WHEREAS, Buyer and Manufacturer wish to set forth, in this Agreement, the procedures which Manufacturer and Buyer have agreed upon for purposes of the manufacture, decorating and/or packaging of the Products;

NOW, THEREFORE, in consideration of the foregoing, and the duties and benefits of the parties hereto to be derived from the mutual observation thereof, the parties hereto agree as follows:

1. Manufacturer will manufacture, decorate and package during the Term of this Agreement, the Products identified on Exhibit "A", in accordance with material specifications and formulae supplied and/or approved by the Buyer. The Buyer shall supply to the Manufacturer, and the Buyer and Manufacturer shall mutually agree upon, the Product detail to be set forth on Exhibit "A", including the Product name(s), identification number(s), price(s), size(s), quantity(ies), and the cost(s) of Product manufacturing, decorating and packaging.

2. **Type of Operations.**

   Turnkey Operation. Manufacturer, on behalf of Buyer, shall pay for all packaging components and customized packaging, as identified and described on Exhibit "A" of this Agreement, during the Term hereof. Buyer shall pay for and provide Manufacturer with a concentrate for Neuoskin Spray and a concentrate for Dermac Acne, which will be blended with water by Manufacturer and filled according to Buyers specifications and as later set forth in this Agreement. Manufacturer shall provide a finished Product for Buyer, ready for marketing, and Buyer shall pay to Manufacturer the amounts described on Exhibit "B".

   Prices described on Exhibit "A" shall remain in effect for six (6) months after the date ("Price Determination Date") such prices are agreed upon between the parties hereto. Any price increases thereafter will be based on actual increases in the price of raw materials or packaging components in excess of those in effect on the Price Determination Date.

3. **Logistics and Fulfillment.**

Manufacturer will act as Buyer's bonded logistics and fulfillment center according to terms and pricing as agreed upon and described in detail in a separate **Logistics and Fulfillment** agreement.

4. **Obsolete Material.** Upon (i) the termination of this Agreement or (ii) upon Buyer's revisions to specifications for packaging or other material and components described in Exhibit "A", which render Manufacturer's inventory (for Buyer's Products) obsolete, Buyer shall (a) purchase Manufacturer's inventory of unused packaging materials and components rendered obsolete or (b) reimburse Manufacturer for all costs of such obsolete, unused inventory.

In the event Buyer does not pay to manufacturer the amounts described in this Paragraph 3 within three (3) months after the termination of this Agreement, Manufacturer has the right to pursue any other method of reimbursement for the obsolete inventory, including the sale of such inventory to a third party (other than Buyer).

5. **Pallet and Shrink-Wrap Charge.** In addition to any other charges to Buyer, Manufacturer shall include in its invoices, a pallet and shrink-wrap charge of $10.00 per pallet. Buyer shall, however, receive a credit of $8.00 for any pallets shipped to and/or returned to Manufacturer.

6. **Buyer's Artwork.** Buyer shall furnish to Manufacturer a clear copy of artwork to be used by Manufacturer for its printing plates and silk screen process for packaging components, bottles and jars. Buyer shall pay to Manufacturer a one-time set up fee of $350.00, which shall cover all materials used to process the artwork for silk screens. If printing plates are necessary, there will be a one-time charge of $350.00 per plate. The set up fee described in this Paragraph 5 shall cover the cost of one color silk screen print. A surcharge of $0.04 shall be applied for each additional color per unit. Artwork and printing plates (if necessary) will remain the sole property of Buyer.

7. **Payment Terms.** Terms of payments, with regard to all charges described above, shall be as set forth on Exhibit "B" to this Agreement.

8. **Buyer Supplied Material.** Manufacturer shall keep an accurate record of the receipt and disposition of all materials supplied by Buyer to be used to manufacture the Products. Manufacturer shall be responsible for the safe and secure storage of all material delivered by Buyer for use in the manufacturing of the Products.

9. **Representations and Warranties of Manufacturer.** Manufacturer represents and warrants to Buyer as follows::

(a) Manufacturer shall obtain and maintain all necessary material permits, registrations and licenses required to manufacture and supply the products to the Buyer under this Agreement:

(b) Manufacturer will use its best efforts to substantially comply with all material laws, rules and regulations applicable to the manufacture, labeling and packaging of the Product(s) in effect; and

(c) The Product(s) supplied pursuant to this Agreement shall substantially conform in all material respects with the specifications when shipped by the Manufacturer.

THE FOREGOING WARRANTIES ARE LIMITED AND ARE IN LIEU OF ANY OTHER WARRANTY. EXCEPT AS SET FORTH ABOVE. THE MANUFACTURER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, WHETHER AS TO MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. NEITHER THE MANUFACTURER NOR ANY OF

ANY LIABILITY FOR SPECIAL, INCIDENTIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES FOR ECONOMIC LOSS.

10. **Representations and Warranties of Buyer.** The Buyer represents and warrants to Manufacturer that it shall obtain and maintain all necessary material permits, registrations and licenses required to for resale of the Product(s) under this Agreement. Buyer will substantially comply with all material laws, rules and regulations of any governmental body which may be applicable to the purchase, shipping, marketing, advertising or sale of the Product(s) or any other activities of the Buyer contemplated by this Agreement.

11. **Production Specifications/Yield.** Product runs and prices are based on a 500 gallon batch system. Each product run will be treated as complete, plus or minus five (5%) percent of Product ordered. All overages up to five (5%) percent will automatically be shipped to Buyer.

12. **Order Cancellations.** Buyer may cancel a Product order upon Buyer's submission of a cancellation request, in writing, to Manufacturer within forty-eight (48) hours of Manufacturer's receipt of Buyer's purchase order. Any cancellation of Buyer's purchase order shall be made in writing and delivered to Manufacturer at its address set forth above.

13. **Buyer Default of Payment Terms/Manufacturer Remedies.** In the event that the Buyer commits a default with regard to the Payment Terms of this Agreement, as described on Exhibit "B", through either the nonpayment or partial payment of the full amount due, Manufacturer has the right to pursue any and all necessary remedies to recover losses incurred for the manufacture of such Products including, but not limited to the termination of this Agreement.

14. **Shipping Costs/Freight Charges.**

(a) Freight charges are FOB Harvey, Illinois unless otherwise agreed to in writing by Buyer and Manufacturer, prior to shipment.

(b) Any shipment arrangements made by Buyer for the shipment of any raw material(s) or packaging material(s) for delivery to Manufacturer, shall be prepaid by Buyer.

(c) Lead-time will be quoted separately on initial orders. All subsequent orders will include a lead-time of four (4) weeks.

(d) In the event Products are intended to be shipped overseas, payment for such Products shall be made by Buyer prior to shipment. If prior payment is not so made by Buyer, the Manufacturer shall have the right to deal with the Products in any manner it chooses in the United States or overseas, including the right to destroy, sell and/or exchange any such Product intended for overseas shipment.

14. **Manufacturer's Bottles.** White and natural color bottles and jars shall be classified as "stock" containers. Any other color containers are classified as "custom" containers. The Buyer shall pay, in advance, for custom containers in accordance with the pricing set forth on Exhibit "B".

15. **Term of Agreement.** The Term of this Agreement shall commence as of the date set forth above and shall continue in effect for a period of two (2) years ("Term") from the date hereof, and shall continue unless sooner terminated, by mutual consent or by the provisions of Paragraphs 12, 17, or by the non-renewal of the Agreement pursuant to this Paragraph 15.

At the end of the initial two (2) year Term of this Agreement, this Agreement shall automatically renew for two (2) year option Terms, unless either party gives the other party written notice at least thirty (30) days before the end of such Term of such party's intent to allow the Agreement to ...

Upon the termination of this Agreement, the Manufacturer shall immediately deliver to Buyer all Products and all other property of Buyer in the possession of Manufacturer or subject to Manufacturer's control or direction. No such termination shall relieve Buyer of the obligation to make the payments described herein with respect to Products manufactured by Manufacturer for Buyer prior to the effective date of such termination, nor shall it affect the completion of any uncompleted purchase orders without the consent of Manufacturer.

16. **Liability Insurance.** Throughout the term of this Agreement, Buyer shall maintain in effect, product liability insurance designating Manufacturer as a named insured. Such policy shall provide protection against the quality of the manufactured products and materials against defects. Manufacturer will manufacture all products in a quality and professional manner and will comply with all applicable federal, state and local laws, ordinances.

17. **Default.** Should either party at any time fail to comply with any provision of this Agreement, or otherwise breach any material condition of this Agreement, the other party shall have the right to terminate this Agreement upon thirty (30) days written notice ("Notice Period"), whereupon this Agreement shall terminate unless the default is cured within said notice period.

18. **Notices:** Any and all notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed given, if personally delivered, transmitted by facsimile, delivered by overnight courier, or if mailed, postage prepaid, certified or registered, return receipt requested, to the parties as follows, or at such other addresses as they may indicate by written notice given as herein provided:

Manufacturer:	Summit Laboratories 17010 S. Halsted Street Harvey, IL 60426
Buyer:	avVan World Healthcare Products, Ltd. 3018 Schaeffer Road P.O. Box 335 Falkland, BC V0E 1W0 Canada

Either party may designate a new address to which all notices, payments and deliveries may be made by notice to the other party. Unless otherwise specified herein, all notices shall be effective when sent by registered or certified mail, addressed as stated above.

19. **Miscellaneous.**

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

(b) Covenants to be Expressed. No covenant or condition not expressed in this Agreement shall effect or be effective to interpret, change or restrict this Agreement.

(c) Changes to Agreement. Except as herein provided, no changes, termination or attempted waiver of any of the provisions hereof shall be binding upon the parties unless signed by Buyer and Manufacturer.

(d) Enforcement. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement shall affect the right of the Buyer or Manufacturer to enforce any modification, waiver, termination, rescission, discharge or cancellation of this Agreement.

(e) Waivers. No waiver of any provision or default under this Agreement shall affect the right of the Buyer or Manufacturer thereafter to enforce said provisions or to exercise any right or remedy in the event of any other default, whether or not similar.

(f) Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Illinois. The paragraph headings are included solely for convenience and shall in no event affect, or be used in connection with, the interpretation of this Agreement.

(g) Invalidity. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extend permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

20. **Independent Contractor.** Manufacturer is an independent contractor and shall have no power nor shall it represent that it has any power to bind Buyer or to assume or to create any obligation or responsibility, express or implied, on behalf of Buyer or its name. This Agreement shall not be construed as constituting a partnership, joint venture or any other form of association that would impose on any party liability for the act or failure to act of any other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

AVVAA WORLD HEALTHCARE PRODUCTS, LTD.	**SUMMIT LABORATORIES, INC.,** an
A Canadian Corporation	Illinois Corporation
J. S. Farley	Clyde Hammond Sr.
By: Jack Farley	By: Clyde Hammond, Sr.
Its: President and Chief Executive Officer	Its: President
"Buyer"	"Manufacturer"

Witness: Cheryl Hammond

Date: February 22, 2005

EXHIBIT "A"
PRODUCT INFORMATION/SPECIFICATIONS

Product Name	Identification Number	Price	Size	Quantity per 1,000 Ltr tote	Manufacturing Costs
Neuoskin Spray			50 ml	40,000	
Neuoskin Spray			25 ml	80,000	
Neuoskin Spray			10 ml	200,000	
Dermac Acne			50 ml	50,000	
Dermac Acne			25 ml	100,000	
Dermac Acne			10 ml	250,000	

Pricing for the above-referenced products includes the blending of the Neuoskin Spray concentrate and the Dermac Acne concentrate with water at a ratio of 1-1 mix ratio for Neuoskin Spray and 1-1.50 mix ratio for Dermac Acne then filling the product into bottles screened by Manufacturer according to artwork supplied by Buyer. Filled bottles will be placed in an individual box that requires folding; then 12 individual boxes placed in a "merchandiser" and packed into the final master shipper.

EXHIBIT "B"
PAYMENT

Payment terms for the first and second orders are:

One-half down to accompany purchase order; balance due upon completion of order.

Payment terms for the third and all subsequent orders are:

Balance due within ten (10) days of completion of order.